[PricewaterhouseCoopers LLP Letterhead]


The Directors
Reuters Group PLC
85 Fleet Street
London EC4P 4AJ



26 August 2004



Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 of Reuters Group PLC of our report dated 3 March 2004 relating to the financial statements of Reuters Group PLC, which appears in this Annual Report on Form 20-F.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London, England





PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorized and regulated by the Financial Services Authority for designated investment business.